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                                     EXHIBIT 99.6

NEWS RELEASE                                               JACOR

CONTACT: PAM TAYLOR
         JACOR
         606.655.6523

         CHARLES SCHUELER
         CABLEVISION SYSTEMS CORP.
         516.393.1399

FOR IMMEDIATE RELEASE

           CABLEVISION SYSTEMS CORP. & JACOR COMMUNICATIONS, INC.
        REACH AGREEMENT FOR SALE OF WKNR-AM ALL-SPORTS RADIO STATION
                          FOR $8.4 MILLION DOLLARS

COVINGTON, KY, AUGUST 19, 1997: Jacor Communications, Inc. (JCOR: Nasdaq) and Cablevision Systems Corp. (CVC: ASE) have signed an agreement for Jacor to acquire WKNR-AM for $8.4 million in cash from CV Radio Associates, L.P., a subsidiary of Cablevision's Rainbow Media Holdings, Inc.

WKNR is the leading Cleveland sports station and flagship radio station of the Cleveland Indians. With WKNR Jacor catches another 50,000 watt AM station. WKNR will be Jacor's 3rd station in Cleveland, Ohio, joining news talk WTAM-AM and adult contemporary WLTF-FM.

Cablevision previously indicated that it is divesting "non-core" assets to focus on the delivery of cable television and new telecommunications services in its key geographic markets. The company is also focusing on its national, regional and local programming businesses. WKNR-AM is the only radio property owned by Cablevision Systems Corp.

The transaction is subject to regulatory and other customary approvals.

Jacor is the nation's third largest radio group measured by total revenues. Including announced pending acquisitions, Jacor owns, operates, or represents 158 radio stations in 34 U.S. broadcast areas, and WKRC-TV in Cincinnati. Additionally, Jacor is the country's third largest provider of syndicated radio programming through Radio-Active Media (formerly EFM), the syndicator for top radio personalities Rush Limbaugh and Dr. Dean Edell, and Premiere Radio Networks, a Los Angeles based creator of comedy clips, jingles and other programming and research products. Jacor also owns a satellite distribution service, NSN, which provides bi-directional communication among multiple networks. Jacor plans to pursue growth through continued acquisitions of complementary radio stations in its existing broadcast locations, and radio groups

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or individual stations with significant presence in other attractive locations.
Additionally, Jacor has plans to grow in other broadcast-related products and businesses.

Cablevision Systems Corp. Is the nation's sixth largest operator of cable television systems, serving 2.9 million customers in 19 states with major operations in Boston, Cleveland and the New York Metropolitan area, where Cablevision has 1.7 million customers. Its subsidiary, Rainbow Media Holdings, Inc. manages entertainment, news and sports programming services. Cablevision Lightpath, a wholly owned subsidiary, provides telephone service to nearly 600 business customers on Long Island.

Visit Jacor's site a www.cfonews.com/jcor/ for more information on the Company.